Exhibit 99.1

Contact: Drew Babin, CFA, CMA
Senior Managing Director – Corporate Communications
Medical Properties Trust, Inc.
(646) 884-9809 dbabin@medicalpropertiestrust.com

MEDICAL PROPERTIES TRUST FILES LAWSUIT AGAINST SHORT-SELLER VICEROY RESEARCH AND ITS

MEMBERS, SENDS LETTER TO SHAREHOLDERS

Viceroy’s Numerous Defamatory, False and Misleading Claims Have Caused

Serious Harm to MPT and its Investors

Shareholder Letter Corrects Record Regarding Short-Selling Firm’s Baseless Allegations

Birmingham, AL – March 30, 2023 – Medical Properties Trust, Inc. (the “Company” or “MPT”) (NYSE: MPW) today filed a lawsuit in federal court against Viceroy Research LLC (“Viceroy”), a short-selling firm that has repeatedly published baseless allegations to drive down the Company’s stock price. The lawsuit seeks permanent injunctive relief, disgorgement of ill-gotten gains, and compensatory and punitive damages from Viceroy and its members for defamation, civil conspiracy, tortious interference, private nuisance, and unjust enrichment.

MPT also today issued a letter to shareholders, clarifying the facts underlying its strong and sustainable business performance and track record of value creation.

The full text of the letter can be found below and the complaint, which shareholders are encouraged to read in full, can be accessed here: https://assets.website-files.com/628fe2259e1c5d1172a8cca9/6425ff0ac7956c81059078a2_2023.03.30%20(1)%20Complaint%20by%20MPT.pdf.

MPT’s Letter to Shareholders

March 30, 2023

Dear fellow shareholder,

Since our founding, MPT’s primary objective has been to profitably invest in hospital real estate and create attractive returns for our shareholders. We are proud that we have avoided distractions and maintained a relentless focus on that objective to deliver enduring results. These results include healthcare investments of more than $23 billion, the returns from which have generated more than $4.3 billion in cash dividends to you, our shareholders.

Unfortunately, the chorus of false and intentionally deceptive claims from Viceroy Research and others who stand to benefit from declines in MPT’s stock price has grown so loud that we can no longer sit by idly. Over the past few months, we have heard many of your suggestions to speak up and emphasize the facts, and today we have taken a decisive step in that respect by filing a lawsuit in federal court against Viceroy and its members.

We encourage you to read our lawsuit in full, which you can do by following this link: https://assets.website-files.com/628fe2259e1c5d1172a8cca9/6425ff0ac7956c81059078a2_2023.03.30%20(1)%20Complaint%20by%20MPT.pdf. Here are some of the underlying facts of the situation we wanted to reiterate directly with you:

1.

MPT has a proven underwriting track record. When acquiring hospital real estate assets, MPT is focused on assessing physical asset quality, location, competitive market dynamics, and facility-level operations to determine true community need and, in turn, probability of financial success regardless of operator. We believe our success is largely attributed to an underwriting process focused on hospitals that are integral to sustaining a community’s healthcare delivery over many years. When these criteria align, our general belief is that we will be able to find a competent replacement operator in the rare case that we must transition from the original lessee.

The amounts we pay for hospital real estate are supported first and foremost by this process, and by independent analysis and other market information. Very importantly, when we have elected to sell or otherwise recapitalize our hospital real estate, we have almost always realized attractive gains well in excess of the amounts we originally paid. MPT’s acquisition of nine Massachusetts facilities from Steward Health Care System LLC – highlighted by Viceroy – offers a perfect example of that model in action as well as the baseless nature of Viceroy’s allegations:

•

Ahead of the 2016 transaction, our underwriting procedures valued these nine hospitals at between $1.2 billion and $1.3 billion. That same year, MPT invested a total of about $1.25 billion – $600 million for the fee simple interest of five of the hospitals, $600 million for mortgage interests in the other four hospitals and $50 million for a passive equity stake in Steward. In 2018 we acquired the fee simple interest in the originally mortgaged hospitals – as is always our preference – for an incremental investment of $43 million.

•

Between 2016 and 2022 the properties performed as expected, with the eight properties that would be subject to a subsequent transaction yielding approximately $475 million in rental and mortgage interest income for MPT.

•

Based on MPT’s underwriting process and valuation assessment, these high returns attracted the attention of various financial institutions interested in the “infrastructure-like” and inflation-protected cash flow streams generated by hospital real estate within a long-term, master leased structure. In March 2022, MPT entered a 50/50 partnership with Macquarie Asset Management, one of the world’s largest institutional infrastructure funds, for eight of the nine properties at a valuation of approximately $1.7 billion, resulting in a 47% gain on the sale of the real estate. There is no better validation of a real estate investment than the price indicated by what a purchaser will pay for that asset.

2.

MPT’s portfolio is well diversified and continues to deliver strong performance. In fiscal year 2022, MPT’s total revenues exceeded $1.5 billion, and per share NFFO and AFFO increased 4%. Further, total portfolio EBITDARM rent coverage remains healthy at 2.1x, which compares favorably to the industry average. MPT’s ongoing, deliberate strategy of diversifying its portfolio by multiple measures, including tenant base, continues to progress:

•	MPT’s largest individual facility investment is less than 3% of its investment portfolio.

•

A short four years ago, Steward represented almost 40% of our assets. Following the expected profitable sale of Steward’s Utah operations to one of the country’s largest hospital systems, that measure will be approximately 19%. Although we have always been satisfied with our risk assessment concerning various concentration measures, we have consciously and profitably executed a strategy to continue to diversify through growth opportunities with dozens of new operators across several geographies and multiple asset types.

•

Behavioral Health facilities now represent 14% of revenue, up from 11% in the fourth quarter of 2021, marking clear progress towards our objective of diversifying assets outside of General Acute Care facilities.

3.

MPT carefully structures its master leases to mitigate the risk of tenant bankruptcy. Pipeline Health’s recent emergence from bankruptcy demonstrates the effectiveness of MPT’s planning to mitigate the risks to the Company associated with such proceedings. In that case, we were paid 100% of bankruptcy period rent, our leases were affirmed without any reduction in future rents, and the tenant is restructuring its future business with a focus on the hospitals that MPT underwrote and owns.

4.

MPT’s financial statements are carefully prepared in accordance with U.S. GAAP accounting rules. PwC has served as our auditor since 2008, and to quote their most recent audit opinion issued after Viceroy first published its misleading allegations and accused PwC of ignoring its “evidence”: “the consolidated financial statements… present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022 in conformity with accounting principles generally accepted in the United States of America.”

5.	While Viceroy asserts that MPT “engages in pervasive revenue round-tripping,” the fact of the matter is that it is simply not possible to roundtrip funds sent directly to third parties. For instance,

•

When MPT invested $27.5 million to build a hospital near Houston, Texas, virtually all of the funds were paid directly to the former owner/developer of the real estate (Medistar Gemini), along with contractors, architects, suppliers and other third parties rather than to the operator-tenant (NeuroPsychiatric Hospitals).

•

When MPT acquired 11 hospitals as part of the IASIS/Steward merger, we paid $1.4 billion directly to an IASIS bank account – in other words, the purchase price was not even paid to Steward so the funds were not available for purported “round tripping.”

•	Similarly, when we acquired five Florida hospitals from Tenet Healthcare, MPT paid the real estate purchase price not to Steward, but directly to a Tenet-owned account.

As our lawsuit makes clear, Viceroy’s allegations are a litany of malicious falsehoods grounded in a distorted picture of our business. We encourage you to read the complaint (https://assets.website-files.com/628fe2259e1c5d1172a8cca9/6425ff0ac7956c81059078a2_2023.03.30%20(1)%20Complaint%20by%20MPT.pdf) filed today, which further corrects the record regarding many of these allegations and provides a better understanding of Viceroy’s track record and intentions.

We have tremendous opportunities ahead, with a highly liquid balance sheet with which to satisfy a well-laddered debt maturity schedule, relationships with the premier hospital operators in each of our markets and, as evidenced by our recent announcement of the pending sale of our Australian hospitals, a highly diversified portfolio of infrastructure-like assets that continue to attract new capital and profitable sales. We are confident in MPT’s strategic positioning and continued ability to create value for shareholders.

Thank you for your continued support.

Sincerely,

Edward K. Aldag, Jr.
Chairman, President, and Chief Executive Officer

About Medical Properties Trust, Inc.

Medical Properties Trust, Inc. is a self-advised real estate investment trust formed in 2003 to acquire and develop net-leased hospital facilities. From its inception in Birmingham, Alabama, the Company has grown to become one of the world’s largest owners of hospital real estate with 444 facilities and approximately 44,000 licensed beds in ten countries and across four continents. MPT’s financing model facilitates acquisitions and recapitalizations and allows operators of hospitals to unlock the value of their real estate assets to fund facility improvements, technology upgrades and other investments in operations. For more information, please visit the Company’s website at www.medicalpropertiestrust.com.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can generally be identified by the use of forward-looking words such as “may”, “will”, “would”, “could”, “expect”, “intend”, “plan”, “estimate”, “target”, “anticipate”, “believe”, “objectives”, “outlook”, “guidance” or other similar words, and include statements regarding our strategies, objectives, future expansion and development activities, and expected financial performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results or future events to differ materially from those expressed in or underlying such forward-looking statements, including, but not limited to: (i) the economic, political and social impact of, and uncertainty relating to, potential impact from health crises (like COVID-19); (ii) the ability of our tenants, operators and borrowers to satisfy their obligations under their respective contractual arrangements with us, especially as a result of the adverse economic impact of the COVID-19 pandemic, and government regulation of hospitals and healthcare providers in connection with same (as further detailed in our Current Report on Form 8-K filed with the SEC on April 8, 2020); (iii) our expectations regarding annual guidance for net income and NFFO per share; (iv) our success in implementing our business strategy and our ability to identify, underwrite, finance, consummate and integrate acquisitions and investments; (v) the nature and extent of our current and future competition; (vi) macroeconomic conditions, such as a disruption of or lack of access to the capital markets or movements in currency exchange rates; (vii) our ability to obtain debt financing on attractive terms or at all, which may adversely impact our ability to pursue acquisition and development opportunities and pay down, refinance, restructure or extend our indebtedness as it becomes due; (viii) increases in our borrowing costs as a result of changes in interest rates and other factors; (ix) international, national and local economic, real estate and other market conditions, which may negatively impact, among other things, the financial condition of our tenants, lenders and institutions that hold our cash balances, and may expose us to increased risks of default by these parties; (x) factors affecting the real estate industry generally or the healthcare real estate industry in particular; (xi) our ability to maintain our status as a REIT for federal and state income tax purposes; (xii) federal and state healthcare and other regulatory requirements, as well as those in the foreign jurisdictions where we own properties; (xiii) the value of our real estate assets, which may limit our ability to dispose of assets at attractive prices or obtain or maintain equity or debt financing secured by our properties or on an unsecured basis; (xiv) the ability of our tenants and operators to operate profitably and generate positive cash flow, comply with applicable laws, rules and regulations in the operation of the our properties, to deliver high-quality services, to attract and retain qualified personnel and to attract patients; (xv) potential environmental contingencies and other liabilities; (xvi) the risk that the expected sale of three Connecticut hospitals currently leased to Prospect does not occur; (xvii) the risk that Steward’s anticipated sale of its Utah operations and MPT’s expected lease with CommonSpirit are not executed as announced; (xviii) the risk that MPT’s expected sale of its Australian portfolio does not occur; and (xix) the risk that other property sales, loan repayments, and other capital recycling transactions do not occur.

The risks described above are not exhaustive and additional factors could adversely affect our business and financial performance, including the risk factors discussed under the section captioned “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022 and as updated in our quarterly reports on Form 10-Q. Forward-looking statements are inherently uncertain and actual performance or outcomes may vary materially from any forward-looking statements and the assumptions on which those statements are based. Readers are cautioned to not place undue reliance on forward-looking statements as predictions of future events. We disclaim any responsibility to update such forward-looking statements, which speak only as of the date on which they were made.